Exhibit 1



                       TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, Verizon New York
Debenture-Backed Series 2004-5
*CUSIP:          21988K867

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending June 16, 2004.

INTEREST ACCOUNT
----------------


Balance as of      June 1, 2004.....                                     $0.00
           Swap Receipt Amount.....                                      $0.00
           Scheduled Income received on securities.....                  $0.00
           Unscheduled Income received on securities.....                $0.00


LESS:
           Swap Distribution Amount.....                                -$0.00
           Distribution to Holders.....                                 -$0.00
           Distribution to Depositor.....                               -$0.00
           Distribution to Trustee.....                                 -$0.00
Balance as of      June 16, 2004.....                                    $0.00


PRINCIPAL ACCOUNT
-----------------


Balance as of      June 1, 2004.....                                     $0.00
           Scheduled Principal received on securities.....               $0.00
           6/16/2004 - Cash liquidation proceeds received on
           sale of $16,310,000 principal amount of securities
           at price $105.631 per $100 plus accrued interest
           for distribution per Trust Agreement.....            $17,479,012.45
           Rounding Adjustment from Trustee.....                         $0.01

LESS:
           6/16/2004 - Distribution in-kind of
           $8,690,000 principal amount of securities
           to Holders of 392,820 units.....                             -$0.00
           6/16/2004 - Distribution of cash
           liquidation proceeds to Holders of 607,180
           units.....                                          -$14,463,745.68
           6/16/2004 - Distribution of Termination
           Payment to Swap Counterparty.....                    -$2,970,681.95
           6/16/2004 - Distribution of cash in
           lieu of fractional securities to certain
           Holders.....                                            -$44,584.83
Balance as of      June 2, 2004.....                                     $0.00

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                 UNDERLYING SECURITIES HELD AS OF   June 16, 2004


     Principal Amount                   Title of Security
        ---------                       -----------------
         $0.00                  Verizon New York Inc. 7 3/8% Debentures,
                                Series B due April 1, 2032
                                *CUSIP:  92344XAB5

Effective with the completion of the distributions described above, the Certificates are null and void and the Corporate Backed Trust Certificates, Verizon New York Debenture-Backed Series 2004-5 Trust is terminated.

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.